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                                                                     EXHIBIT 4.2
                                                                     -----------



                                AMENDMENT NO. 1
                                       TO
                                RIGHTS AGREEMENT


          THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (this "Amendment") is entered
                                                          ---------
into as of December 18, 1998, between HMC MERGER CORPORATION (the "Company"),
                                                                   -------
and THE BANK OF NEW YORK (the "Rights Agent").
                               ------------

          WHEREAS, the Company and the Rights Agent are party to a Rights Agreement, dated as of November 23, 1998 (the "Rights Agreement");
                                               ----------------

          WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement on the terms and conditions hereinafter set forth; and

          WHEREAS, for purposes of this Amendment, capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Rights Agreement, as amended by this Amendment.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

          1.  Certain Definitions.  Section 1 of the Rights Agreement is amended
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by adding the following sentence at the end of subsection 1(a) thereof:

          "Notwithstanding anything contained in this Section 1(a), Southeastern Asset Management, Inc. ("Southeastern"), an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, shall not be deemed an "Acquiring Person" until such time (if ever) as it becomes the Beneficial Owner of 20% or more of the outstanding Common Stock as a result of being or becoming the Beneficial Owner of a number of shares of Common Stock in excess of the sum (the "Maximum Number") of (i) 40,923,400 shares of Common Stock and (ii) such number of shares of Common Stock actually acquired by Southeastern through accounts over which it exercises investment discretion, voting authority or both as the result of any election (or deemed election)
          to receive Common Stock in payment of the Special Dividend (or, prior to the date of any such election or deemed election, such number of shares of Common Stock which it can elect to receive in payment of the Special Dividend) declared by Host Marriott Corporation on December
          18, 1998 to stockholders of record on December 28, 1998 (as the number representing the sum of (i) and (ii) may be adjusted to give effect to stock splits, stock dividends, subdivisions, combinations,
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          reclassifications or similar events, to the extent appropriate), which dividend payment obligations will be assumed by the Company in connection with the merger of Host Marriott Corporation with and into the Company; provided, however, that if at any time after December 28,
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          1998, the percentage of Common Stock beneficially owned by
          Southeastern is less than 20% of the outstanding Common Stock, Southeastern shall be an Acquiring Person if Southeastern shall become at any time thereafter the Beneficial Owner of 20% or more of the Common Stock then outstanding; provided further, however, that if
                                         -------- -------  -------
          Southeastern's beneficial ownership of Common Stock is reduced to less than 20% as a result of dispositions of Common Stock in the ordinary course of trading for its clients' accounts within a five (5) consecutive trading day period, and Southeastern reacquires the beneficial ownership of the number of shares so disposed, again in the ordinary course of trading for its clients' accounts, within twenty
          (20) consecutive trading days immediately after such five (5) day trading period, then such reacquisition (subject always to the Maximum Number) shall not be deemed to have triggered the 20% threshold. Nothing herein is intended to grant, or shall be construed as granting, to Southeastern, any of its affiliates or any of Southeastern's funds or accounts a waiver from the ownership limit (or any provision thereof) under the Charter of the Company."


          2.  Benefits.  Nothing in the Rights Agreement, as amended by this
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Amendment, shall be construed to give to any Person other than the Company, the
Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under the Rights Agreement, as amended by this Amendment; but the Rights Agreement, as amended by this Amendment, shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Rights Certificates (and, prior to the Distribution Date, registered holders of the Common Stock).

          3.  Descriptive Headings.  Descriptive headings of the several
              --------------------
Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

          4.  Governing Law.  This Amendment shall be deemed to be a contract
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made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State.

          5.  Other Terms Unchanged.  The Rights Agreement, as amended by this
              ---------------------
Amendment, shall remain and continue in full force and effect and is in all respects agreed to, ratified and confirmed hereby. Any reference to the Rights Agreement after the date first set forth above shall be deemed to be a reference to the Rights Agreement, as amended by this Amendment.

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          6.  Counterparts.  This Amendment may be executed in any number of
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counterparts.  It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.


Attest:                              HMC MERGER CORPORATION


By:  /s/ Susan Wallace                By:  /s/ Christopher G. Townsend
     -----------------------               ---------------------------------
Name:  Suan Wallace                   Name:   Christopher G. Townsend
Title: Assistant Secretary            Title:  Senior Vice President, General
                                              Counsel, and Secretary


Attest:                               THE BANK OF NEW YORK


By:  /s/ John Sivertsen               By:  /s/ Ralph Chianese
     ------------------                    ------------------
Name:  John Sivertsen                 Name:   Ralph Chianese
Title: Vice President                 Title:  Vice President

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